EXHIBIT 10.73

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”) is between USEC Inc., a Delaware corporation (“USEC” or the “Company”) and Timothy B. Hansen (the “Releasor”) (USEC and Releasor being sometimes referred to herein individually as the “Party” and collectively as the “Parties”).

WHEREAS, Releasor has been employed by USEC in the capacity of Senior Vice President, General Counsel and Secretary;

WHEREAS, Releasor will resign from employment effective December 1, 2004 (the “Resignation Date”), and to reduce the impact of the resignation, the Company hereby offers Releasor a severance payment in exchange for, among other things, Releasor’s full release of claims against the Company and the other covenants and agreements contained herein;

NOW THEREFORE, IT IS HEREBY AGREED by and between Releasor and USEC as follows:

1. SEVERANCE PAYMENT.

(a) In full consideration of Releasor’s execution of this Agreement, and his agreement to be legally bound by its terms, the Company agrees to pay to Releasor as severance pay the gross sum of One Million Two Hundred Fifteen Thousand, Six Hundred Eighty-Four Dollars ($1,215,684.00) (representing two years of Releasor’s base salary and bonus pay, Releasor’s 2004 bonus prorated at target, and Releasor’s 2004-2007 RSU award prorated at target) (the “Severance Payment”) in two installments. The first installment in the amount of Seven Hundred Fifteen Thousand Six Hundred Eighty-Four Dollars ($715,684,000), minus withholdings for federal and state payroll taxes, shall be payable to Releasor upon either the next regularly scheduled pay day after the 8 day following either Releasor’s execution of this Agreement, or the next regularly scheduled pay day after the Resignation Date, whichever is later. The second installment in the amount of Five Hundred Thousand Dollars ($500,000), minus withholdings for federal and state payroll taxes, shall be payable to Releasor on January 3, 2005.

(b) In further consideration of the promises made in this Agreement, the Company agrees that (i) it shall continue Releasor’s participation in the Company’s group health, dental, and life insurance programs and executive benefits programs, at the Company’s expense, for a period of two years beyond the Resignation Date; (ii) Releasor’s unvested restricted stock shall be deemed fully vested upon the Resignation Date; (iii) Releasor’s unvested stock options shall immediately vest and shall be subject to a one year exercise period; and (iv) the Company shall provide Releasor with outplacement assistance up to a maximum of Twenty Thousand Dollars ($20,000), for a period up to one year following the Resignation Date (“Additional Severance Terms”).

(c) Releasor acknowledges and agrees that the Severance Payment and Additional Severance Terms provided in Sections 1(a) and 1(b) constitute consideration beyond the severance benefits to which Releasor is entitled and that, but for the mutual covenants set forth in this Agreement, the Company otherwise would not be obligated to provide to the Releasor, and that the Company is under no obligation whatsoever to make, any other severance payment to the Releasor.

2. GENERAL RELEASE. Releasor, for and in consideration of the undertakings of the Company set forth herein, and intending to be legally bound, does hereby remise, release, and forever discharge USEC and its parents, subsidiaries, affiliates, and its and their officers, directors, shareholders, employees and agents, its and their respective successors and assigns, heirs, executors, and administrators (herein referred to collectively as “Releasees”) of and from any and all actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has, or which his heirs, executors or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his employment with USEC up to and including the Resignation Date, and particularly, but without limitation, any claims arising from or relating in any way to his employment relationship or the termination of his employment relationship with USEC, including, but not limited to, any claims which have been asserted, could have been asserted or could be asserted now or in the future, including any claims under any federal, state or local laws, including, but not limited to, the United States Constitution, the Maryland Constitution, Title VII of the Civil Rights Act of 1964, as amended, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Fair Labor Standards Act, as amended, the National Labor Relations Act, as amended, the Labor-Management Relations Act, as amended, the Workers Retraining and Notification Act of 1988, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, Section 211 of the Energy Reorganization Act of 1974, as amended, and the Maryland Human Rights Act, as amended or any other Maryland Statute or Regulation. The Parties agree that this Release does not cover any future claim for enforcement of this Agreement, nor does it cover any claim regarding Releasor’s pension benefits which were vested as of the date of this Agreement.

3. NON SUIT. Releasor agrees and covenants that neither he, nor any person, organization or other entity on his behalf, will file, charge, claim, sue or cause to permit to be filed, charged or claimed, any civil action, suit, arbitration or legal proceeding for personal relief (including any action for damages, injunctive, declaratory, monetary or other relief) against the Releasees involving any matter occurring at any time in the past up to and including the Resignation Date. Releasor further agrees that if any person, organization, or other entity should bring a claim against the Releasees involving any such matter, he will not accept any personal relief in such action. The Parties agree that this Paragraph does not bar Releasor from taking legal action to enforce this Agreement, nor does it restrict Releasor from seeking to enforce his rights to vested pension benefits under the terms of the Employee Retirement Income Security Act of 1974, as amended.

4. NO DISPARAGEMENTS. The Parties agree that neither shall make any oral or written, public or private statements that are disparaging of the other.

5. CONSULTING.

(a) In partial consideration for the promises made by the Company under this Agreement, Releasor agrees that he shall make himself reasonably available to the Company as an unpaid consultant, if requested by the Company, to assist in the transition of responsibilities in the General Counsel’s office for a maximum period of six months from the effective date of this Agreement.

(b) All reports, findings, recommendations, data, memoranda or documents, arising out of and relating to such consulting services are (and shall continue to be after the expiration of this Agreement) the property of USEC or its assigns, and USEC shall have the exclusive rights to such materials. The use of these materials in any manner by USEC or its assigns shall not result in any additional claim for compensation by the Releasor. The Releasor, who is an attorney, shall hold confidential all information developed by or communicated to the Releasor in the performance of such consulting services, consistent with the requirements of the Attorney Client Privilege and the Rules of Professional Responsibility, unless disclosure of any protected communication or information is specifically authorized by the Company in writing.

(c) If the services to be performed by the Releasor includes access to classified material or areas, the Releasor shall comply with all applicable security laws, regulations, orders and requirements. The Releasor shall submit a confidential report to USEC immediately whenever for any cause it has reason to believe that there is either (a) an active danger of espionage or sabotage affecting any work under such government contracts, or (b) a violation or threatened violation of any applicable security law, regulation, order or requirement concerning the classified material or areas.

(d) The Releasor hereby releases USEC from any and all liability for damage to property or loss thereof, personal injury or death sustained by the Releasor as a result of performing the services under this Agreement or arising out of the performance of such services; provided, however, that the foregoing release shall not apply to the extent such damage, loss, injury or death is caused by or results from the gross negligence of USEC, its agents or employees.

(e) The Releasor may not assign his consulting duties under this Agreement, nor may the Releasor delegate or subcontract the performance or obligations imposed hereunder without the consent of USEC.

(f) The Releasor has no authority whatever, express or implied, by virtue of this Agreement to commit USEC in any way to perform in any manner or to pay money for services or material.

6. RETURN OF COMPANY’S DOCUMENTS AND PROPERTY. Except to the extent authorized by the Company in connection with the performance of consulting duties under Paragraph 5 of this Agreement, Releasor agrees to return all records, documents, proposals, notes, lists, files and any and all other materials including, without limitation, computerized an/or electronic information that refers, relates or otherwise pertains to the Company, or any and all of the Company’s parents, subsidiaries or affiliates, or any of their respective officers, directors, shareholders, agents, Releasors, and successors or assigns, and any and all business dealings of said persons and entities. In addition, Releasor shall return to the Company all property or equipment that the Releasor has been issued during the course of the Releasor’s employment or which the Releasor otherwise currently possesses. Releasor shall deliver to the Company on or before the Resignation Date at Releasor’s expense all of the Company’s records, document, proposals, notes, lists, files, materials, property and equipment that are in the Releasor’s possession. Releasor is not authorized to retain any copies of any such records, documents, proposals, notes, lists, files or materials. Nor is the Releasor authorized to retain any other of the Company’s property or equipment.

7. NON-COMPETITION. Releasor shall not engage or become interested as an owner (other than as an owner of less than 5% of the stock of a publicly owned company), stockholder, partner, director, officer, employee (whether or not in an executive capacity) or otherwise in any business that is competitive with any business conducted by the Company or any of its affiliated companies during the Employment Period or as of the Resignation Date, as applicable, for a period of two years from the Resignation Date.

8. REMEDIES. Releasor acknowledges that a violation or attempted violation on the Releasor’s part of Section 7 of this Agreement will cause irreparable damage to the Company, and Releasor therefore agrees that the Company shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by Releasor. Releasor agrees that such right to an injunction is cumulative and in addition to whatever other remedies the Company may have under law or equity. Releasor agrees to pay the Company its reasonable attorneys’ fees and expenses in any action arising from or relating to the enforcement of Section 7 of this Agreement in which a court of competent jurisdiction issues a final judgment that Releasor violated Section 7 of this Agreement.

9. NON-ADMISSION OF LIABILITY. Nothing in this Agreement shall be construed as an admission of liability or violation of federal, state or local statute or regulation, or of any duty owed by Releasor or the Releasees; rather, Releasor and the Releasees are resolving all matters arising out of their employer-Releasor relationship with all other relationships between Releasor and the Releasees, as to each of which each of the Releasees and Releasors deny any liability.

10. NUCLEAR, WORKPLACE, PUBLIC SAFETY AND SARBANES-OXLEY CONCERNS. Releasor understands and acknowledges that nothing in this Agreement prohibits, penalizes, or otherwise discourages him from reporting, providing testimony regarding, or otherwise communicating any nuclear safety concern, workplace safety concern, public safety concern, or concern of any sort, to the U.S. Nuclear Regulatory Commission, the U.S. Department of Labor, or any federal or state government agency. Releasor further understands and acknowledges that nothing in the provisions of this Agreement conditions or restricts his communication with, or full cooperation in proceedings or investigations by, any federal or state agency. Releasor also understands and acknowledges that nothing in this Agreement shall be construed to prohibit him from engaging in any activity protected by the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A.

11. REVIEW AND REVOCATION PERIOD.

(a) Releasor hereby certifies that he has read the terms of this Agreement, that he has been informed by the Company, through this document, that he should discuss this Agreement with an attorney of his own choice, and that he understands its terms and effects. Releasor further certifies that he has the intention of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges as adequate and satisfactory to him.

(b) Releasor hereby certifies that he is signing and entering into this Agreement as a free and voluntary act without duress or undue pressure of influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Agreement.

(c) Releasor acknowledges that he has been given the right to consider this Agreement for a period of at least twenty-one (21) days prior to entering into the Agreement. Releasor further acknowledges that he has the right to revoke this Agreement within seven (7) days of its execution by giving written notice of such revocation by hand delivery or fax the Company, Attention Richard Rowland (fax no. 301-564-3203).

12. SEVERABILITY. While the provisions contained in this Agreement are considered by the Parties to be reasonable in all circumstances, it is recognized that some provisions may fail for technical reasons. Accordingly, it is hereby agreed and declared that if one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstance for the protection of the interests of the Company, but would be valid if any particular restrictions or provisions were deleted or restricted or limited in a particular manner, then the said provisions shall apply with any such deletions, restrictions, limitations, reductions, curtailments, or modifications as may be necessary to make them valid and effective and the remaining provisions shall be unaffected thereby.

13. ENTIRE AGREEMENT; MODIFICATION. This Agreement constitute the entire understanding of the Parties regarding the subject matter hereof, and may not be modified without the express written consent of the Parties.

14. GOVERNING LAW; CONSENT TO JURISTICTION. This Agreement and any disputes arising therefrom shall be governed by the laws of the State of Maryland and Releasor hereby agrees to submit to jurisdiction of the courts of the State of Maryland for any claims arising under this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed the foregoing Severance Agreement and General Release this 15th day of November, 2004.

USEC Inc.	RELEASOR:

By: /s/ W. Lance Wright	/s/ Timothy B. Hansen

Timothy B. Hansen, Esq.

Title: Vice President Human Resources	SSN:

& Administration

Date:11-15-04	Date: 11-15-04